Exhibit # 10(46)
SURETY QUOTA SHARE TREATY
(hereinafter referred to as “Reinsurance Agreement”)
Effective: January 1, 2010
entered into by and between
CONTINENTAL CASUALTY COMPANY
(hereinafter referred to as “Company”)
and
WESTERN SURETY COMPANY
(hereinafter referred to as “Reinsurer”)
In consideration of the mutual covenants contained herein, and upon the terms and conditions hereinafter set forth the Company and the Reinsurer hereby agree as follows:
ARTICLE 1 — BUSINESS COVERED
This Reinsurance Agreement shall cover the Company’s Net Liability on Surety Business written or renewed anywhere in the world except Canada, by or on behalf of the Company, during the term of this Reinsurance Agreement, and ceded hereunder. However, if mutually agreed between the Company and the Reinsurer, the Company may retain a Policy, or portion of a Policy, and not be required to cede such Policy, or portion of such Policy, associated with its Surety Business to the Reinsurer under this Reinsurance Agreement. In the event a Policy is not ceded hereunder, the Policy shall be identified and the exception documented, in writing, in the underwriting file.
The liability of the Reinsurer shall commence simultaneously with that of the Company. In the event that a loss covered hereunder involves more than one of the Company’s policies, this Reinsurance Agreement shall provide coverage for each and every Policy in such loss.
ARTICLE 2 — TERM AND CANCELLATION
This Reinsurance Agreement is effective January 1, 2010 and shall continue in full force and effect through December 31, 2010, both days inclusive. Upon expiration of this Reinsurance Agreement, the Reinsurer shall continue to cover all Policies coming within the terms and conditions of this Reinsurance Agreement, until the natural expiration or anniversary of such Policies.
Notwithstanding the expiration of this Reinsurance Agreement as hereinabove provided, the provisions of this Reinsurance Agreement shall continue to apply to all unfinished business hereunder and that all obligations and liabilities incurred by each party hereafter, prior to such expiration, shall be fully performed and discharged.
Surety Quota Share Treaty
Effective: January 1, 2010

ARTICLE 3 — TERRITORY
This Reinsurance Agreement applies to the territory as in the Company’s original Policies reinsured hereunder.
ARTICLE 4 — ORIGINAL CONDITIONS
All amounts ceded hereunder shall be subject to the same gross rating and to the same clauses, conditions, exclusions and modifications of the Company’s Policies, subject to the limits, terms and conditions of this Reinsurance Agreement.
Except as specifically and expressly provided for in the Insolvency Article, the provisions of this Reinsurance Agreement are intended solely for the benefit of the parties to and executing this Reinsurance Agreement, and nothing in this Reinsurance Agreement shall in any manner create, or be construed to create, any obligations to or establish any rights against any party to this Reinsurance Agreement in favor of any third parties or other persons not parties to and executing this Reinsurance Agreement.
ARTICLE 5 — DEFINITIONS
A.	As respects the use of “Company” within this Reinsurance Agreement, it is understood and agreed that Company shall mean the insurance companies which are affiliated with, controlled by or under common management with Continental Casualty Company with the exception of (i) Continental Assurance Company, (ii) CNA Aseguradora de Riesgo de Trabajo SA, and (iii) First Insurance Company of Hawaii, Ltd. and its insurance company subsidiaries.
B.	The term “Extra Contractual Obligations” as used in this Reinsurance Agreement shall mean those liabilities not covered under any other provision of this Reinsurance Agreement and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.
C.	The term(s) “Loss” and “Losses” as used in this Reinsurance Agreement shall mean that amount incurred by the Company in respect of any settlements, awards, or judgments (including interest where classified as loss) incurred in connection with any Policy reinsured hereunder after deduction for all recoveries, salvages, subrogations and other reinsurances. The Reinsurer and Company agree that the convention to be followed when determining when a loss is incurred is that the date of notice of the actual event of loss or default shall be the date the loss is incurred, except that when the date of notice of the actual event of loss or default occurs after the expiration of a Policy then the date immediately preceding the date the Policy expires shall be deemed to be the date the loss is incurred.
D.	The term “Loss Expenses” as used in this Reinsurance Agreement shall mean all expenses incurred by the Company in the investigation, appraisal, adjustment, litigation and/or defense of claims under the business reinsured hereunder, including court costs, interest accrued prior to final judgment if included as expense on reinsured Policies, interest accrued after final judgment, but excluding internal office expenses,
Surety Quota Share Treaty
Effective: January 1, 2010

salaries, per diem, and other remuneration of regular Company employees unless diverted from their normal duties to handle such Loss.
E.	The term “Net Premiums Written” as used in this Reinsurance Agreement shall mean the gross written premiums on Policies written, renewed or assumed during the term of this Reinsurance Agreement on business the subject of this Reinsurance Agreement, less cancellation and return premiums and less premiums ceded on all other reinsurance which inures to the benefit of this Reinsurance Agreement on business the subject of this Reinsurance Agreement.
F.	The term “Net Liability” as used in this Reinsurance Agreement shall mean the remaining portion of the Company’s gross liability on each Policy reinsured under this Reinsurance Agreement after deduction of all reinsurance which inures to the benefit of this Reinsurance Agreement.
G.	The term(s) “Policy” and “Policies” as used in this Reinsurance Agreement shall mean the Company’s binders, riders, policies, endorsements, bonds and contracts providing insurance and reinsurance on the Surety Business covered under this Reinsurance Agreement.
H.	The term “Surety Business” as used in this Reinsurance Agreement means the issuance, writing or underwriting of policies or licenses with respect to the following: (i) bonds required by statutes or ordinances guaranteeing the payment of certain taxes and fees and providing consumer protection as a condition to granting licenses to engage in various trades or professions, (ii) bonds required by statutes, courts or legal documents for the protection of those on whose behalf a fiduciary acts, (iii) bonds required by statutes or ordinances to guarantee the lawful and faithful performance of the duties of office by public officials, (iv) bonds required by statutes to protect against improper actions by notaries public, and (v) bonds which secure the payment and/or performance of an obligation under a written contract; but it shall not include, without limitation, financial guaranty bonds and the issuance, writing or underwriting of bonds and licenses which cover Losses arising from employee dishonesty.
ARTICLE 6 — PREMIUM
As outlined in the Reports and Remittances Article, the Company shall pay to the Reinsurer 100% of the Company’s Net Premiums Written on its Net Liability on the business covered hereunder, less the ceding commission.
The Company and the Reinsurer agree that in respect of the business covered hereunder, the Company shall not be responsible or liable to the Reinsurer for any such amounts to the extent such amounts constitute premiums that: (i) have not been actually collected or received by an insurance agent, broker, intermediary or other insurance representative of the Company, or (ii) have been collected or received by an insurance agent, broker, intermediary or other insurance representative of the Company but not remitted to the Company by such agent, broker, intermediary or other insurance representative.
It is mutually understood and agreed by and between the Reinsurer and the Company that the Reinsurer shall have no recourse whatsoever against the Company for any such uncollected or unremitted premiums.
ARTICLE 7 — CEDING COMMISSION
Surety Quota Share Treaty
Effective: January 1, 2010

The Reinsurer agrees to allow the Company a commission allowance per calendar quarter of (a) $50,000 plus (b) 25% of Net Premiums Written ceded under this Reinsurance Agreement. Return commission shall be allowed on return premiums at the same rate.
Such commission allowance shall be the sole provision for all commissions, brokerages, taxes, board, exchange or bureau assessments, and for all other expenses of whatever nature, excepting loss expenses and dividends, if applicable.
ARTICLE 8 — LOSS SETTLEMENTS & NOTICES
Claims shall be adjusted and salvage and subrogation shall be handled pursuant to the terms of the Services and Indemnity Agreement effective January 1, 2010, between the Company and the Reinsurer.
The Reinsurer shall be liable for its proportionate share of all Losses and Loss Expenses covered under this Reinsurance Agreement. However, in the event a verdict or judgment is reduced by an appeal or a settlement, subsequent to the entry of the judgment, resulting in an ultimate saving on such verdict or judgment, or a judgment is reversed outright, the expense incurred in securing such final reduction or reversal shall be prorated between the Reinsurer and the Company in the proportion that each benefits from such reduction or reversal, and the expenses incurred up to the time of the original verdict or judgment shall be pro rated in proportion to each party’s interest in such verdict.
In addition, the Reinsurer shall also be liable for its proportionate share of all legal expenses and other costs incurred in connection with coverage questions and legal actions connected thereto arising under the business covered by this Reinsurance Agreement. The Reinsurer’s proportionate share of these costs and expenses shall be the same as the Reinsurer’s percentage of participation in this Reinsurance Agreement.
Nothing in this Reinsurance Agreement shall be construed as meaning that Losses are not recoverable hereunder until the actual Loss of the Company has been ascertained.
ARTICLE 9 — EXCESS OF ORIGINAL POLICY LIMITS
This Reinsurance Agreement shall protect the Company as provided in Article 1 — Business Covered in connection with Loss in excess of the limit of the original Policy, such Loss in excess of the limit having been incurred because of failure by the Company to settle within the Policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the, trial of any action against its insured or reinsured or in the preparation of prosecution of an appeal consequent upon such action.
However, this Article shall not apply where the Loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
For the purpose of this Article, the word “Loss” shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original Policy. The date on which any Excess of Original Policy Limit Loss is incurred by the Company shall be deemed, in all circumstances, to be the date of the original Loss.
Surety Quota Share Treaty
Effective: January 1, 2010

ARTICLE 10 — EXTRA CONTRACTUAL OBLIGATIONS
This Reinsurance Agreement shall protect the Company as provided in Article 1 — Business Covered where the Loss includes any Extra Contractual Obligations.
The date on which any Extra Contractual Obligation Loss is incurred by the Company shall be deemed, in all circumstances, to be the date of the original Loss.
However, this Article shall not apply where the Loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any Loss covered hereunder.
ARTICLE 11 — REPORTS AND REMITTANCES
A.	Not later than 30 calendar days following the end of each calendar quarter, the Company or its representatives shall prepare a report showing:
1.	Net Premium Written accounted for during the quarter;

2.	The ceding commission applicable to the above as provided for in this Reinsurance Agreement;

3.	Losses and Loss Expenses paid during the quarter, less inuring reinsurance;

4.	Subrogation, salvage, or other recoveries credited during the quarter;

5.	Outstanding loss reserves.
The positive balance of (1) less (2) less (3) plus (4) shall be remitted by the Company to the Reinsurer within 15 calendar days after the date of such report. Any balance shown to be due the Company shall be remitted by the Reinsurer within 15 calendar days after receipt of such report.
B.	Annually the Company or its representatives shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.
C.	The Reinsurer shall maintain the required reserves as to the Reinsurer’s portion of claims and Losses hereunder. In the event the Company is required to provide collateral for Losses that the Reinsurer is liable for hereunder, upon mutual consent, the Reinsurer shall provide funding for such collateral in a manner acceptable to both parties. All interest earned on such funding provided by the Reinsurer shall first be credited to the Company up to the actual cost of establishing the collateral mechanism, after which all interest shall be credited to the Reinsurer on a quarterly basis. Upon final payment of all claims or balances associated with such Loss or at such time as all claims associated with such Loss are closed by the Company, any funding balance shall be returned promptly to the Reinsurer.
ARTICLE 12 — OFFSET
For settlement purposes only, the Company or the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Reinsurance Agreement and its related Services and Indemnity Agreement. The party asserting the right of
Surety Quota Share Treaty
Effective: January 1, 2010

offset may exercise such right any time whether the balances due are on account of premiums or Losses. In the instance of insolvency of the Company, applicable state law shall apply.
ARTICLE 13 — CURRENCY
Whenever the word “Dollars” or the “$” sign appears in this Reinsurance Agreement, they shall be construed to mean United States Dollars and all transactions under this Reinsurance Agreement shall be in United States Dollars.
Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.
ARTICLE 14 — ACCESS TO RECORDS
Subject to the provisions of the Confidentiality Article and provided the Company receives reasonable prior notice, the Reinsurer, or its duly accredited representative, shall have access to the non-privileged books and records (“records”) of the Company relating to premium and loss transactions under this reinsurance. Access shall be allowed during normal business hours, at the location where such records are kept in the usual course of business. Upon the Reinsurer’s request and at the Reinsurer’s expense, the Company may provide copies of the whole or part of such records. If the Company or the Reinsurer discovers the inadvertent disclosure of privileged records, the parties agree that (a) such records or copies of records shall be returned immediately to the Company and (b) such inadvertent disclosure shall not constitute a waiver of any associated privilege to such records.
For purposes of this Article, “privileged” shall mean attorney/client privileged and privileged attorney work product as defined under applicable law.
The Reinsurer shall be permitted access to records only on the condition that either (a) there are no balances payable hereunder by the Reinsurer that are overdue or (b) the Reinsurer has funded all balances due hereunder either by establishing a Trust Agreement or a clean, irrevocable, and evergreen Letter of Credit, of which the Company shall be the beneficiary, as hereinafter provided.
Should the Reinsurer choose option (b) of the foregoing paragraph, the Reinsurer shall have the option of determining the method of funding provided that the issuing bank is consented to by the Company with such consent not being unreasonably withheld and (i) is approved by the NAIC Securities Valuation Office for Letters of Credit and (ii) if applicable, has been assigned a Credit Rating by the LACE Financial Corporation of “C” or above for both Letters of Credit and Trust Agreements. Such Trust Agreement and/or Letter of Credit shall be established under the laws of the state of New York and shall meet all requirements of the state regulatory authorities applicable to the Company. The Reinsurer is responsible for all costs associated with providing such Trust Agreement and/or Letters of Credit as required under this Article.
ARTICLE 15 — ERRORS AND OMISSIONS
Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission, or error had not been made, provided such omission or error is rectified as soon as possible after discovery.
Surety Quota Share Treaty
Effective: January 1, 2010

ARTICLE 16 — TAXES
The Company shall be liable for all premium taxes on business covered hereunder. If the Reinsurer is obligated to pay any premium taxes on this business, then the Company shall reimburse the Reinsurer, however, the Company shall not be required to pay taxes twice on the same premium.
ARTICLE 17 — INSOLVENCY
(This Article shall apply severally to each reinsured company referenced within the definition of “Company” in the Preamble to this Reinsurance Agreement. Further, this Article and the laws of the domiciliary state shall apply in the event of the insolvency of any company intended to be covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company intended to be covered hereunder, that domiciliary state’s laws shall prevail.)
This reinsurance shall be payable by the Reinsurer on the basis of the liability of the Company under Policy or Policies reinsured without diminution, because of the insolvency of the Company, to the Company or its liquidator, receiver, or statutory successor.
In the event of insolvency of the Company, the liquidator or receiver or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim filed against the Company on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator or receiver or statutory successor. The expenses thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefits, which may accrue to the Company solely as a result of the defense so undertaken by the Reinsurer.
Should the Company go into liquidation or should a receiver be appointed, the Reinsurer shall be entitled to deduct from any sums which may be or may become due to the Company any sums which are due to the Reinsurer by the Company and which are payable at a fixed or stated date under this Reinsurance Agreement, to the full extent permitted under the laws of the insolvent party’s state of domicile.
It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Reinsurance Agreement shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor except a) where this Reinsurance Agreement specifically provides another payee or such reinsurance in the event of the insolvency of the Company or b) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees.
In no event shall anyone other than the parties to this Reinsurance Agreement or, in the event of the Company’s insolvency, its liquidator, receiver, or statutory successor, have any rights under this Reinsurance Agreement.
ARTICLE 18 — AMENDMENTS
Surety Quota Share Treaty
Effective: January 1, 2010

This Reinsurance Agreement may be altered or amended in any of its terms and conditions by written mutual consent of the Company and the Reinsurer. Such written mutual consent shall then constitute a part of this Reinsurance Agreement.
ARTICLE 19 — ARBITRATION
As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Reinsurance Agreement, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration shall be in writing and sent certified mail, return receipt requested.
One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator with thirty (30) days after being requested to do so by the other party, the latter, after ten (10) days notice by certified mail of its intention to do so, may appoint the second arbitrator.
If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots. All arbitrators shall be disinterested active or former executive officers of insurance or reinsurance companies, not under the control of either party to this Reinsurance Agreement.
Within thirty (30) days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Arbitration shall take place in Chicago, Illinois. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.
The panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible following the termination of the hearings. Judgment upon the award may be entered in any court having jurisdiction thereof.
Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and of the arbitration. The panel is prohibited from awarding punitive, exemplary or treble damages, of whatever nature, in connection with any arbitration proceeding concerning this Reinsurance Agreement.
ARTICLE 20 — CHOICE OF LAW
This Reinsurance Agreement, including all matters relating to formation, validity and performance thereof, shall be interpreted in accordance with the law of the State of Illinois.
ARTICLE 21 — NOTICES
Any notice relating to this Reinsurance Agreement shall be in writing and shall be sufficiently given if delivered by certified mail to the Company at the following address:
Continental Casualty Company
Surety Quota Share Treaty
Effective: January 1, 2010

CNA Plaza — 333 S. Wabash Ave.
Attn: The Chief Financial Officer
Chicago, IL 60604
and to the Reinsurer at the following address:
Western Surety Company
Attn: Chief Executive Officer
Sioux Falls, South Dakota 57117-5077
ARTICLE 22 — ENTIRE AGREEMENT
This Reinsurance Agreement, and that certain Services and Indemnity Agreement between the parties dated January 1, 2010, represent the entire agreement and understanding among the parties. No other oral or written agreements or contracts relating to the risks reinsured hereunder currently exist and/or are contemplated between the parties.
ARTICLE 23 — FUNDING OF RESERVES
(This Article applies to the Reinsurer who does not qualify for credit by any state or any other governmental authority having jurisdiction over the Company’s loss reserves and/or to the Reinsurer to which the provisions of the Contingent Collateral Article apply should the Company exercise its option under such Article.)
A.	As regards policies issued by the Company coming within the scope of this Reinsurance Agreement, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for unearned premium and losses covered hereunder which it shall be required by law to set up, it shall forward to the Reinsurer a statement showing the proportion of such reserves which is applicable to the Reinsurer. The Reinsurer hereby agrees to fund such reserves in respect of unearned premium, known outstanding losses that have been reported to the Reinsurer and loss expense relating thereto, losses and loss expenses paid by the Company but not recovered from the Reinsurer, plus reserves for losses and loss expenses incurred but not reported, as shown in the statement prepared by the Company (hereinafter referred to as “Reinsurer’s Obligations”) by cash advances, Trust Agreement or a Letter of Credit. The Reinsurer shall have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves and provided that the issuing bank (i) is approved by the NAIC Securities Valuation Office for Letters of Credit and (ii) if applicable, has been assigned a Credit Rating by the LACE Financial Corporation of “C” or above for both Letters of Credit and Trust Agreements.
B.	When funding by a Letter of Credit, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional Letter of Credit issued by a bank consented to by the Company with such consent not being unreasonably withheld, and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Reinsurer’s Obligations. Such Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless 60 calendar days (90 calendar days where required by insurance regulatory authorities) prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the Letter of Credit
Surety Quota Share Treaty
Effective: January 1, 2010

extended for any additional period. At any time subsequent to the issuance of the Letter of Credit or establishment of the Trust Agreement, the Company may withdraw its consent to the use of an issuing bank, with such withdrawal right to be exercised in the Company’s reasonable discretion, and the Reinsurer shall move the collateral to another Company-approved issuing bank in accordance with the provisions of paragraph A.
C.	The Reinsurer and Company agree that the Letters of Credit, or other method of funding, provided by the Reinsurer pursuant to the provisions of this Article may be drawn upon at any time, notwithstanding any other provision of this Reinsurance Agreement, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for the following purposes:
1.	to reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Reinsurance Agreement and which has not been otherwise paid;

2.	to make refund of any sum which is in excess of the actual amount required to pay the Reinsurer’s Obligations under this Reinsurance Agreement;

3.	to fund an account with the Company for the Reinsurer’s Obligations;

4.	to pay the Reinsurer’s share of any other amounts the Company claims are due under this Reinsurance Agreement.
D.	In the event the amount drawn by the Company on any Letter of Credit, or other method of funding, is in excess of the actual amount required for in Paragraphs C.1. or C.3. above, or in the case of Paragraph C.4. above, the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.
E.	The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.
F.	At annual intervals, or more frequently at the discretion of the Company, but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer’s Obligations, for the sole purpose of amending the Letter of Credit or other method of funding, in the following manner:
1.	If the statement shows that the Reinsurer’s Obligations exceed the balance of the Letter of Credit as of the statement date, the Reinsurer shall, within 15 days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference. Should another method of funding be used, the Reinsurer shall, within the time period outlined above, increase such funding by the amount of such difference.

2.	If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of the Letter of Credit as of the statement date, the Company shall, within 15 days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit. Should another method of funding be
Surety Quota Share Treaty
Effective: January 1, 2010

used, the Company shall, within the time period outlined above, decrease such funding by the amount of such excess.

3.	If the Reinsurer does not agree with the statement of the Reinsurer’s Obligations as furnished by the Company, a mutually agreed upon independent national actuarial firm shall be engaged to evaluate the Reinsurer’s Obligations covered under this Reinsurance Agreement and such evaluation shall be binding upon the parties hereof. Such cost shall be shared equally between the Company and the Reinsurer. If the parties fail to agree on the selection of an independent national actuarial firm, each of the parties shall name two, of whom the other shall decline one, and the final decision shall be made by drawing lots. As respects the terms of this paragraph, any actuarial firm selected by drawing lots shall be disinterested in the outcome of the calculation and the employee of same engaged to evaluate the Reinsurer’s Obligations hereunder shall not be under the influence of either party hereto and shall be a Fellow of the Casualty Actuarial Society. It is agreed by the parties hereto that the Arbitration Article of this Reinsurance Agreement shall not apply to the resolution of disputes arising under the terms of this paragraph. The evaluation by the independent national actuarial firm shall be binding on the Company and the Reinsurer.
G.	The Reinsurer shall be responsible for all costs and fees associated with the establishment and maintenance of any cash advance, Letter of Credit and/or Trust Agreement mandated by the provisions of this Article.

H.	The Reinsurer’s duty to fund hereunder is continuous and extends until all of the Reinsurer’s Obligations under this Reinsurance Agreement have been met in accordance with applicable law. The Reinsurer’s liabilities under this Reinsurance Agreement may extend beyond the time during which the Company shall be receiving premiums under the policies and beyond the termination of the policies or this Reinsurance Agreement.
ARTICLE 24 — CONTINGENT COLLATERAL
(This Article shall apply only to a Reinsurer with an A.M. Best insurance financial strength rating of “A” or below or a Standard & Poor’s insurer financial strength rating of “A” or below at the effective date of this Reinsurance Agreement.)
(This Article shall not apply to Lloyd’s Syndicates who have satisfied their funding obligations to the Credit for Reinsurance Trust Fund (CRTF); however, in the instance where such funding requirements are reduced below 100%, then the provisions of this Article shall apply to any Lloyd’s Syndicate and funding shall be required for the difference between 100% of the Reinsurer’s Collateral funded to the CRTF.)
(This Article shall not apply to the Reinsurer who has already fully funded reserves, under this Reinsurance Agreement, per the provisions of the Funding of Reserves Article or Reports and Remittances Article.)
At any time subsequent to the inception of this Reinsurance Agreement, in the event that:
1.	the Reinsurer has been assigned an A.M. Best’s insurer financial strength rating below “A-” or a Standard & Poor’s insurer financial strength rating below “A-” (a Standard & Poor’s Insurance Solvency International rating of less than “BBB” shall apply as respects alien Reinsurers other than Underwriting Members of Lloyd’s, London, and a Lloyd’s Syndicate
Surety Quota Share Treaty
Effective: January 1, 2010

Assessment (LSA) rating of less than three shall apply as respects Underwriting Members of Lloyd’s London); or
2.	the Reinsurer’s policyholders’ surplus (or the equivalent under the Reinsuer’s accounting system) as reported in such financial statements of the Reinsurer as designated by the Company has been reduced by 25% of the amount therof from either the inception date of this Reinsurance Agreement or from any date during the 12-month period preceding the inception of this Reinsurance Agreement; or ,
3.	the Reinsurer ceases writing new or renewal assumed reinsurance business, the Company may require that the Reinsurer provide Letters of Credit and/or establish a Trust Agreement, at the Reinsurer’s own expense, to collateralize the sum of the following under this Reinsurance Agreement, as reported by the Company (hereinafter the “Reinsurer’s Collateral”):
a.	the amount of loss and loss expense paid by the Company but not recovered from the Reinsurer;

b.	reserves for loss and loss expense reported and outstanding;

c.	reserves for loss and loss expense incurred but not reported; and

d.	if applicable, unearned premium.
Such Reinsurer’s Collateral shall be established by the Reinsurer within ten business days of receipt by the Reinsurer of the Company’s written notice requesting the establishment of such Reinsurer’s Collateral, and the notice shall be sent by the Company, to the Reinsurer, via certified mail or internationally recognized overnight courier service. The Reinsurer’s Collateral shall be established and maintained in accordance with the provisions of the Funding of Reserves Article stated in this Reinsurance Agreement. If a Trust Agreement is established, the Reinsurer shall select the trustee bank with the consent of the Company, with such consent not to be unreasonably withheld.
If the Reinsurer does not agree with the statement of the Reinsurer’s Collateral as furnished by the Company, a mutually agreed upon independent national actuarial firm shall be engaged to evaluate the Reinsurer’s Collateral. During such period of evaluation, the Reinsurer’s obligation to provide Reinsurer’s Collateral remains unchanged. Such cost shall be shared equally between the Company and the Reinsurer. If the parties fail to agree on the selection of an independent national actuarial firm, each of the parties shall name two, of whom the other shall decline one, and the final decision shall be made by drawing lots. As respects the terms of this paragraph, any actuarial firm selected by drawing lots shall be disinterested in the outcome of the calculation and the employee of same engaged to evaluate the Reinsurer’s Collateral hereunder shall not be under the influence of either party hereto and shall be a Fellow of the Casualty Actuarial Society. It is agreed by the parties hereto that the Arbitration Article of this Reinsurance Agreement shall not apply to the resolution of disputes arising under the terms of this paragraph. The evaluation by the independent national actuarial firm shall be binding on the Company and the Reinsurer with respect to the amount of the Reinsurer’s Collateral.
The Reinsurer shall bear all costs associated with establishing and maintaining the Letters of Credit and/or Trust Agreements as described in this Article
The failure of the Company to enforce any provision of this Article shall not constitute a waiver by the Company of any such provision, irrespective of how long such failure continues. The past waiver of any provision of this Article, by the Company, shall not constitute a course of conduct or a waiver of the Company’s rights in the future with respect to that same provision.
Surety Quota Share Treaty
Effective: January 1, 2010

ARTICLE 25 — SERVICE OF SUIT
(This Article applies only if the Reinsurer is domiciled outside the United States of America and/or unauthorized in any state, territory, or district of the United States of America that has jurisdiction over the Company and in which a subject suit has been instituted. This Article is not intended to conflict with or override the parties’ obligation to arbitrate their disputes in accordance with the Arbitration Article.)
In the event of the failure of any Reinsurer hereon to pay any amount claimed to be due hereunder, such Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States and shall comply with all requirements necessary to give that court jurisdiction. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. Service of process in such suit may be made upon Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829. In any suit instituted against it upon this Reinsurance Agreement, the Reinsurer shall abide by the final decision of such court or of any appellate court in the event of any appeal.
The above-named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of Company to give a written undertaking to the Company that they shall enter a general appearance upon the Reinsurer’s behalf in the event such a suit shall be instituted.
Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereon hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or the successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder, arising out of this Reinsurance Agreement, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.
ARTICLE 26 — SEVERABILITY
If any law or regulation of any Federal, State or Local Government of the United States of America, or the ruling officials having supervision over insurance companies, should render illegal this Reinsurance Agreement, or any portion thereof, as to risks or properties located in the jurisdiction of such authority, either the Company or the Reinsurer may upon written notice to the other suspend, abrogate, or amend this Reinsurance Agreement insofar as it relates to risks or properties located within such jurisdiction to such extent as may be necessary to comply with such law, regulations, or ruling.
Such illegality, suspension, abrogation, or amendment of a portion of this Reinsurance Agreement shall in no way affect any other portion thereof.
ARTICLE 27 — HONORABLE UNDERTAKING
The purposes of this Reinsurance Agreement are not to be defeated by narrow or technical legal interpretations of its provisions. The Reinsurance Agreement shall be construed as an
Surety Quota Share Treaty
Effective: January 1, 2010

honorable undertaking and should be interpreted for the purpose of giving effect to the real intentions of the parties hereto.
ARTICLE 28 — SPECIAL PROVISION
At any time subsequent to the inception of this Reinsurance Agreement:
A.	should the ownership, control or management of the Company or the Reinsurer be altered or changed, in whole or in part, in such a way that receipt or payment of funds or any other contemplated transaction under this Reinsurance Agreement would be prohibited by United States of America statute, regulation and/or other applicable law, or
B.	should the Company or the Reinsurer become subject to restrictions imposed by the United States government, so that receipt or payment of funds or any other contemplated transaction under this Reinsurance Agreement would be prohibited by United States of America statute, regulation and/or other applicable law, the Company or the Reinsurer must immediately notify the other party of same in writing via certified, registered, or internationally recognized overnight courier service, and the obligation to pay or receive funds or otherwise perform under this Reinsurance Agreement shall be suspended until such time as the Company or the Reinsurer are authorized by applicable law, regulation, or license to perform under this Reinsurance Agreement.
ARTICLE 29 — CONFIDENTIALITY
The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement, execution, or performance of this Reinsurance Agreement (hereinafter called the “Confidential Information”) are proprietary and confidential to the Company. Confidential Information shall not include documents, information or data that the Reinsurer can show: (i) is publicly known or has become publicly known through no unauthorized act of the Reinsurer, (ii) has been rightfully received from a third person without obligation of confidentiality, or (iii) was known by the Reinsurer prior to the placement of this Reinsurance Agreement without an obligation of confidentiality.
The Reinsurer agrees not to disclose any Confidential Information; however, the Reinsurer may disclose such Confidential Information, in the ordinary course of business, to its employees, attorneys, intermediaries used for purchase of any retrocessional covers that protect the Reinsurer’s liability under this Reinsurance Agreement, retrocessionaires, auditors or accountants, as the Reinsurer deems necessary and the Reinsurer shall verbally advise such entities of the obligations contained in this Article and shall be bound by the provisions of this Article, or regulatory agencies, arbitration panels or courts of law. This Article shall not preclude the disclosure of information which is required to be disclosed in financial statements and reports filed by either the Company or Reinsurer.
IN WITNESS WHEREOF the parties acknowledge that no intermediary is involved in or brought about this transaction and the parties hereto, by their authorized representatives, have executed this Reinsurance Agreement:

on this	day of	2009
Surety Quota Share Treaty
Effective: January 1, 2010

CONTINENTAL CASUALTY COMPANY

By:

Printed Name:

Title:

and on this	day of	2009
WESTERN SURETY COMPANY

By:

Printed Name:

Title:

Surety Quota Share Treaty
Effective: January 1, 2010